UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2017

Mastercard Incorporated (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32877 (Commission File Number)	13-4172551 (IRS Employer Identification No.)
2000 Purchase Street Purchase, New York (Address of principal executive offices)	10577 (Zip Code)
(914) 249-2000 (Registrant's telephone number, including area code)

NOT APPLICABLE (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2017, Mastercard Incorporated (the “Registrant”) announced that effective May 5, 2017 (the “Effective Date”), Andrea Forster would no longer serve as Corporate Controller and principal accounting officer of the Registrant and Mastercard International Incorporated (“Mastercard International” and, together with the Registrant, the “Company”). She will remain with the Company, taking on a new role to significantly expand the Company’s shared service center capabilities.

The Registrant also announced that, as of the Effective Date, the Company will appoint Sandra Arkell to succeed Ms. Forster as Corporate Controller and principal accounting officer of the Company. Ms. Arkell will start at the Company on April 3, 2017.

Ms. Arkell, age 49, most recently served as Vice President, Controller at Dover Corporation from August 2015 until March 2017. She joined Dover in 2009 as its Assistant Corporate Controller.

Ms. Arkell will receive a base salary comparable to other employees of the Company at her level, and is eligible to participate in the Company’s employee compensation or benefit plans and programs as may be generally made available to other Company employees at her level (including the Mastercard International Annual Incentive Compensation Plan and Mastercard International Change-in-Control Severance Plan). Ms. Arkell will also receive a one-time sign-on cash bonus of $300,000 and is expected to receive in 2017 a grant of restricted stock units under the Company’s 2006 Long Term Incentive Plan, as amended and restated, in the amount of $400,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mastercard Incorporated
Date: March 24, 2017	By /s/ JANET MCGINNESS Janet McGinness Corporate Secretary